Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mainz Biomed N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value of EUR 0.01		(1)	3,175,000 Ordinary Shares	(2)	$4.53	(1)	$14,382,750	(1)	$0.00011020	$1,585	(1)

(1)	Estimated in accordance with Rules 457(c) and 457(h)(1) of the 1933 Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Ordinary Shares of the Registrant as reported on the Nasdaq Capital Market on July 7, 2023.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), the number of Ordinary Shares registered shall include an indeterminate number of additional Ordinary Shares that may become issuable pursuant to the anti-dilution provisions of the above-referenced Plan as a result of stock splits, stock dividends, or similar transactions.